Exhibit 99.1
SKILLED HEALTHCARE GROUP REPORTS RESULTS FOR FOURTH QUARTER
AND YEAR ENDED DECEMBER 31, 2007
FOOTHILL RANCH, Calif.—February 12, 2008—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three- and twelve-month periods ended December 31, 2007.
Consolidated Results of Operations for the Fourth Quarter of 2007
For the fourth quarter of 2007, Skilled Healthcare reported net income attributable to common stockholders of $7.2 million, or $0.19 per diluted share, as compared to net income of $0.8 million, or $0.06 per diluted share, in the fourth quarter of 2006. Adjusted net income for the fourth quarter of 2007, which excludes approximately $0.6 million of costs before tax associated with a change in executive management, was $7.6 million, or $0.21 per diluted share. A reconciliation of adjusted net income to net income reported on a U.S. generally accepted accounting principles (GAAP) basis is included in the financial tables of this press release.
Revenues totaled $177.4 million, an increase of 26.8% from $139.9 million in the corresponding prior year period. Approximately $27.3 million, or 19.5 percentage points of the increase in revenues, resulted from healthcare facilities acquired or developed after September 30, 2006. Revenues in the fourth quarter of 2007 from Skilled Healthcare’s long-term care services segment, comprising skilled nursing and assisted living facilities, were $155.5 million, an increase of 27.1% from the fourth quarter of 2006. Revenues in the fourth quarter of 2007 from Skilled Healthcare’s ancillary services segment, comprising rehabilitation therapy and hospice services, were $21.6 million, an increase of 23.4% from the fourth quarter of 2006.
Adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, was $27.4 million in the fourth quarter of 2007, an increase of 12.1% over the fourth quarter of 2006. Adjusted EBITDA includes the effect of the $0.6 million charge associated with the change in executive management. Adjusted EBITDA reflects the non-GAAP adjustments to net income that are reflected in the financial tables of this press release. Skilled mix was 23.1% in the fourth quarter of 2007, consistent with the fourth quarter of 2006. Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the company’s skilled nursing facilities divided by the total number of patient days at the company’s skilled nursing facilities for any given period.
“We are encouraged by our operating performance during the fourth quarter of 2007,” said Boyd Hendrickson, Chairman and Chief Executive Officer. “We have continued to focus on clinical training to advance skills for staff and transform the rehabilitation environment through technology, Express Recovery® units and facility upgrades, which we believe has significantly contributed to our improved patient occupancy rates and skilled mix.”

Consolidated Results of Operations for 2007
Net income attributable to common stockholders for 2007 was $9.8 million, or, $0.35 per diluted share. Net income before accretion on preferred stock for 2007 was $17.1 million, or $0.62 per diluted share, as compared to net income of $17.3 million before accretion on preferred stock in 2006. Adjusted net income for 2007, which excludes approximately $12.3 million of costs before tax associated with the paydown of debt using proceeds from our initial public offering in the second quarter of 2007 and $0.6 million of costs before tax associated with a change in executive management, was $25.0 million, or $0.74 per diluted share, within our previously announced range of $0.74 to $0.78. A reconciliation of adjusted net income to net income reported on a GAAP basis is included in the financial tables of this press release.
Skilled Healthcare reported 2007 revenues of $634.6 million, an increase of 19.4% as compared to 2006 revenues of $531.7 million. Approximately $62.4 million or 11.7 percentage points of the increase in revenues resulted from healthcare facilities acquired or developed after December 31, 2005. Revenues from Skilled Healthcare’s long-term care services segment in 2007 were $555.0 million, an increase of 18.1% from 2006 revenues of $469.8 million. Revenues from Skilled Healthcare’s ancillary services segment were $79.0 million, an increase of 28.7% from 2006 revenues of $61.4 million.
Adjusted EBITDA for 2007 was $102.0 million, an increase of 14.9% from 2006. Skilled mix increased to 24.1% in 2007 from 23.5% in 2006. A reconciliation of adjusted EBITDA to net income reported on a GAAP basis is included in the financial tables of this press release.
“Our New Mexico facilities have continued to align clinical and support resources to match the higher acuity needs of their communities with a focus on rehabilitation,” said Mr. Hendrickson. “In January 2008, the skilled mix of our New Mexico facilities increased to 18.8% from 15.8% in the fourth quarter of 2007. Likewise, on a consolidated level, skilled mix increased to 24.7% in January 2008 as compared to 23.1% in the fourth quarter of 2007.”
Mr. Hendrickson continued, “The previously announced construction of a136-bed skilled nursing facility proximately located to the downtown Dallas campus of Baylor University Medical Center’s 1,000-bed general acute care hospital is proceeding on schedule. Also, in furtherance of this relationship, we plan on breaking ground on another Baylor-related skilled nursing facility located near their Fort Worth hospital later this summer.”
Outlook
Skilled Healthcare expects the following results for the full year 2008:
•	Revenues ranging from $730 to $740 million.

•	EBITDA between $115 million and $119 million.

•	EBITDAR between $134 million and $138 million.

•	Net income per diluted share between $0.95 and $1.00.
EBITDA and EBITDAR guidance excludes the non-GAAP adjustments that are reflected in the financial tables of this press release.

Conference Call
A conference call and webcast will be held today, Tuesday, February 12, 2008, at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the fourth quarter of 2007 and its outlook for the future.
To participate in the call, interested parties may dial 866-277-1182 and reference passcode 78090215. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare’s Web site, www.skilledhealthcaregroup.com. A replay of the conference call will be available on Skilled Healthcare’s Web site or by dialing 888-286-8010 and referencing passcode 45793354.
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. subsidiaries operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. References made in this release to Skilled Healthcare, “the company”, “we”, “us” and “our”, refer to Skilled Healthcare Group, Inc and each of its subsidiaries. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.
Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements made by Mr. Hendrickson, the outlook for Skilled Healthcare’s financial performance and future actions of Skilled Healthcare. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s Quarterly Report for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue	$177,392	$139,904	$634,607	$531,657
Expenses:
Cost of services (exclusive of rent cost of sales and depreciation and amortization shown below)	131,932	102,500	473,466	394,936
Rent cost of revenue	4,398	2,570	12,853	10,027
General and administrative	14,007	10,916	47,916	39,872
Depreciation and amortization	5,068	3,458	17,687	13,897

	155,405	119,444	551,922	458,732

Other income (expenses):
Interest expense	(10,178)	(11,754)	(44,110)	(46,286)
Premium on redemption of debt and write-off of related deferred financing costs	—	—	(11,648)	—
Interest income	288	306	1,587	1,188
Other	87	8	24	8
Equity in earnings of joint venture	329	509	1,603	1,903
Change in fair value of interest rate hedge	—	(26)	(40)	(197)

Total other income (expenses), net	(9,474)	(10,957)	(52,584)	(43,384)

Income before provision for income taxes	12,513	9,503	30,101	29,541
Provision for income taxes	5,329	3,944	12,952	12,204

Net income	7,184	5,559	17,149	17,337
Accretion on preferred stock	—	(4,781)	(7,354)	(18,406)

Net income (loss) attributable to common stockholders	$7,184	$778	$9,795	$(1,069)

Net income (loss) per share data:
Net income (loss) per common share, basic	$0.20	$0.07	$0.36	$(0.09)

Net income (loss) per common share, diluted	$0.19	$0.06	$0.35	$(0.09)

Weighted average common shares outstanding, basic	36,249	11,653	27,062	11,638

Weighted average common shares outstanding, diluted	36,886	12,003	27,715	11,638

Skilled Healthcare Group, Inc.
Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$5,012	$2,821
Other current assets	145,292	111,813
Property and equipment, net	294,281	230,904
Other assets	525,522	493,157

Total assets	$970,107	$838,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$88,847	$91,829
Current portion of long-term debt and capital leases	6,335	3,177
Other long-term liabilities	48,355	37,163
Long-term debt and capital leases, less current portion	452,101	465,878
Stockholders’ equity	374,469	240,648

Total liabilities and stockholders’ equity	$970,107	$838,695

	Twelve Months Ended
	December 31,
	2007	2006
Cash Flow Data:
Net cash provided by operating activities	$30,530	$34,415
Net cash used in investing activities	$(123,985)	$(74,376)
Net cash provided by financing activities	$95,646	$5,644

Skilled Healthcare Group, Inc.
Key Performance Indicators
(Unaudited)
     The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,007	7,467	9,007	7,467
Available patient days	828,644	676,478	2,973,011	2,637,154
Actual patient days	704,401	578,638	2,523,954	2,270,552
Occupancy percentage	85.0%	85.5%	84.9%	86.1%
Skilled mix	23.1%	23.1%	24.1%	23.5%
Percentage of Medicare days in the upper nine RUG categories(1)	40.3%	35.8%	39.1%	33.0%
Average daily number of patients	7,657	6,290	6,915	6,221
EBITDA(2) (in thousands)	$27,471	$24,409	$90,311	$88,536
Adjusted EBITDA (2) (in thousands)	$27,384	$24,427	$101,975	$88,725
Adjusted EBITDA margin	15.4%	17.5%	16.1%	16.7%

Adjusted EBITDAR (2) (in thousands)	$31,782	$26,997	$114,828	$98,752

Adjusted EBITDAR margin	17.9%	19.3%	18.1%	18.6%
Revenue per patient day (skilled nursing facilities)
Medicare	$512	$483	$495	$459
Managed care	357	348	354	348
Medicaid	136	127	131	124
Private and other	155	147	151	144
Weighted average for all	$217	$205	$214	$200
Revenue from:
Medicare	36.0%	35.4%	36.8%	36.0%
Managed care and private pay	31.4	32.7	32.2	32.0

Quality mix	67.4	68.1	69.0	68.0
Medicaid	32.6	31.9	31.0	32.0

Total	100%	100%	100%	100%

Skilled Healthcare Group, Inc.
Key Performance Indicators (continued)
(Unaudited)

	As of December 31,
	2007	2006	2005
Facilities:
Skilled nursing facilities (at end of period):
Owned	49	43	39
Leased	25	18	17

Total skilled nursing facilities	74	61	56

Total licensed beds	9,183	7,648	6,937
Assisted living facilities (at end of period):
Owned	11	10	10
Leased	2	2	2

Total assisted living facilities	13	12	12

Total licensed beds	955	794	822
Total facilities (at end of period)	87	73	68
Percentage owned facilities (at end of period)	69.0%	72.6%	72.1%

(1)	As of January 1, 2006, the resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.

(2)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA. We define EBITDAR as net income before depreciation, amortization and interest expense (net of interest income), the provision for (benefit from) income taxes and facility rent expense.

Skilled Healthcare Group, Inc.
CFO Separation and Bond Redemption Costs Reconciliation
(In thousands, except per share data)
(Unaudited)

		Twelve Months
	Three Months Ended	Ended December 31,
	December 31, 2007	2007
Net income	$7,184	$17,149
Adjustment for CFO separation costs	608	608
Adjustments for bond redemption costs:
Interest expense	—	616
Premium on redemption of debt and related write-off of deferred financing costs	—	11,648
Provision for income tax expense	(223)	(4,973)

Adjusted net income	$7,569	$25,048

GAAP weighted average common shares outstanding, diluted	36,886	27,715
Assuming conversion of preferred shares to common B shares at December 31, 2006	—	6,022

Adjusted weighted-average common shares outstanding, diluted	36,886	33,737

Adjusted net income per share, diluted	$0.21	$0.74

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted
EBITDAR
(amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net income	$7,184	$5,559	$17,149	$17,337
Interest expense, net of interest income	9,890	11,448	42,523	45,098
Related provision for income taxes	5,329	3,944	12,952	12,204
Depreciation and amortization expense	5,068	3,458	17,687	13,897

EBITDA	27,471	24,409	90,311	88,536
Write-off of deferred financing costs related to redemption of debt	—	—	3,948	—
Premium on redemption of debt	—	—	7,700	—
Change in fair value of interest rate hedge	—	26	40	197
Other	(87)	(8)	(24)	(8)

Adjusted EBITDA	27,384	24,427	101,975	88,725
Rent cost of revenue	4,398	2,570	12,853	10,027

Adjusted EBITDAR	$31,782	$26,997	$114,828	$98,752

     We believe that the presentation of adjusted net income, EBITDA, Adjusted EBITDA and adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of adjusted net income, EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are two of the primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.
     Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services, segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes at the administrative services level (because the adjustments to EBITDA are not generally allocable to any individual business unit) and we typically use EBITDA and Adjusted EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments: long term care services, which includes the operation of our skilled nursing and assisted living facilities; and ancillary services, which includes our rehabilitation therapy and hospice businesses. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, facility rent expense and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. Adjusted EBITDAR excludes facility rent expense and is useful in comparing leased facilities to owned facilities. These types of charges are dependent on factors unrelated to our underlying business. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying business between periods by eliminating certain items required by GAAP which have little or no significance in our day-to-day operations.
     We also make capital allocations to each of our facilities based on expected EBITDA returns and establish compensation programs and bonuses for our executive management and facility level employees that are based upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA
Year Ended December 31, 2008
(in millions)
(Unaudited)
Reconciliation of Forecasted Net Income to EBITDA:

	Outlook
	Low	High
GAAP net income guidance	$35.0	$37.1
Interest expense, net of interest income and other	36.5	36.5
Provision for income taxes	23.5	25.3
Depreciation and amortization expense	20.0	20.0

EBITDA guidance	115.0	119.0
Rent cost of revenue	19.0	19.0

EBITDAR guidance	$134.0	$138.0